CERTIFICATE OF DESIGNATION

                                       of

                      SERIES T CONVERTIBLE PREFERRED STOCK

                                       of

                           GEOTEK COMMUNICATIONS, INC.

                         (Pursuant to Section 151 of the
                        Delaware General Corporation Law)

      Geotek Communications, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Company"), hereby certifies that the following resolutions were adopted by the Board of Directors of the Company pursuant to authority of the Board of Directors as required by
Section 151 of the Delaware General Corporation Law:

      RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of this Company (the "Board of Directors" or the "Board") in accordance with the provisions of its Restated Certificate of Incorporation, the Board of Directors hereby creates a series of the Company's previously authorized Preferred Stock, par value $.01 per share (the "Preferred Stock"), and hereby states the designation and number of shares, and fixes the relative rights, preferences, privileges, powers and restrictions thereof as follows:

      Series T Convertible Preferred Stock:

      1. Definitions. For purposes hereof the following definitions shall apply:

            "Approved Underwriter" shall mean Goldman Sachs & Co.; Merrill Lynch & Co.; Morgan Stanley & Co. Incorporated; Lehman Brothers Inc.; Smith Barney Inc.; Salomon Brothers Inc.; J.P. Morgan & Co.; PaineWebber Incorporated; Donaldson, Lufkin & Jenrette; Bear, Stearns & Co., Inc.; First Boston; Lazard Freres; or any successor to or affiliate of any of them.

            "Average Stock Price" shall mean, as to any date, a price equal to the lowest daily volume-weighted average price of the Common Stock on the principal securities exchange or interdealer quotation system on which the Common Stock is traded during the four (4) trading days immediately preceding such date, as calculated by Bloomberg Financial Markets through its

"Volume at Price" function (or a comparable reporting service of national reputation selected by the Corporation and reasonably acceptable to holders of a majority of the Shares of Preferred Stock then outstanding (the "Majority Holders") if Bloomberg Financial Markets is not then reporting average prices of such security) (collectively, "Bloomberg"), or if the foregoing does not apply, the last reported sale price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no sale price is reported for such security by Bloomberg, the average of the bid prices of all market makers for such security as reported in the "pink sheets" by the National Quotation Bureau, Inc. If the Average Stock Price cannot be calculated for such security on such date on any of the foregoing bases, the Average Stock Price of such security on such date shall be the fair market value as reasonably determined by an investment banking firm selected by the Corporation and reasonably acceptable to the Majority Holders, with the costs of such appraisal to be borne by the Corporation; provided, however, that no sales transactions by a converting holder of the Series T Preferred Stock shall be given effect in calculating such Average Stock Price insofar as it applies to that holder.

            "Board" shall mean the Board of Directors of the Company.

            "Closing Date" shall mean the date of original issuance of the Series T Preferred Stock.

            "Common Stock" shall mean the Common Stock, $.01 par value per share, of the Company.

            "Company" shall mean this corporation.

            "Conversion  and  Exchange   Agreement"   shall  mean  that  certain
Conversion and Exchange Agreement, dated as of May 15, 1998, by and among the Company and the other signatories thereto.

            "Conversion Date Market Price" shall mean, at any Holder Conversion Date, (i) $1.25 or (ii) if a Holder of Series R Preferred Stock shall make an Election (as defined below) for the Series T Preferred Stock held by such Holder only, the Average Stock Price, discounted by 10% (the "Applicable Percentage"); provided that the Applicable Percentage shall be adjusted from time to time, as provided in the Registration Rights Agreement (as hereinafter defined).

            "Conversion Default" shall have the meaning set forth in Paragraph 9(b).

            "Conversion Notice" shall have the meaning set forth in Paragraph 6(d).

            "Conversion  Rate"  shall have the  meaning  set forth in  Paragraph
6(c).

            "Designated Price" shall mean $50,000 per share, as adjusted pursuant to the terms hereof, plus all accrued and unpaid dividends.

            "Dividend Stock Price" shall mean, as to any date, the average of the Market Price for Shares of Common Stock for the thirty (30) consecutive trading days commencing forty-five (45) trading days prior to the applicable date.

            "Election" shall have the meaning set forth in Paragraph 7(g) hereof.

            "Holder Conversion Date" shall have the meaning set forth in Paragraph 6(d).

            "Junior Stock" shall mean the Common Stock and, unless the holders of Preferred Stock otherwise consent pursuant to Paragraph 5 hereof, all other shares of any other class or series of the Company's capital stock hereafter issued, other than (a) the Series T Preferred Stock, (b) Preferred Stock ranking pari passu to the Series T Preferred Stock (including, without limitation, the Company's Series O Convertible Preferred Stock, Series P Convertible Preferred Stock, Series Q Stock, Series R Stock and Series S Convertible Preferred Stock) as permitted below or (c) Preferred Stock ranking senior to the Series T Preferred Stock and authorized by the holders of the Series T Preferred Stock in accordance with Section 5 hereof; provided, however, the Company may from time to time, without the consent of the holders of the outstanding shares of the Series T Preferred Stock, authorize, create or issue additional series of Preferred Stock which rank pari passu to or do not have preference over the Series T Preferred Stock in respect of dividends, redemption or distribution upon liquidation.

            "Market Price for Shares of Common Stock" shall mean the price of one share of Common Stock determined as follows:

            (i) If the Common Stock is listed on the Nasdaq National Market, the daily closing price on the date of valuation;

            (ii) If the Common Stock is listed on a national securities exchange, the daily closing price on the date of valuation;

            (iii) If neither (i) nor (ii) apply, but the Common Stock is quoted on the Nasdaq Small Capital Market or the over-the-counter market on the pink sheets or bulletin board, the daily closing price thereof on the date of valuation; and

            (iv) If neither clause (i), (ii) or (iii) above applies, the market value as determined by a nationally recognized investment banking firm or other nationally recognized financial advisor retained by the Company for such purpose and reasonably acceptable to the holders of Series T Preferred Stock, taking into consideration, among other factors, the earnings history, book value and prospects for the Company, and the prices at which shares of Common Stock recently have been traded. Such determination shall be conclusive and binding on all persons.

            "Original Issuance Market Price" shall mean an amount equal to the Market Price for Shares of Common Stock on the Closing Date.

            "Preferred Stock" shall mean the authorized shares of all series of the preferred stock of the Company.

            "Redemption  Price"  shall  have the  meaning  set forth in  Section
14(d).

            "Registration Rights Agreement" shall mean that certain Registration Rights Agreement, dated as of May 15, 1998, by and among the Company and the other signatories thereto.

            "Series T Preferred Stock" shall mean the Series T Convertible Preferred Stock of the Company, $.01 par value per share.

            "Trigger Price" shall mean $1.25 per share, as adjusted after the original issuance date of the Series T Preferred Stock upon any stock split, stock dividend, split up, recapitalization or other reorganization with respect to the Common Stock.

            "Underlying Stock" shall mean those shares of the Company's Common Stock issuable upon (i) conversion of the Series T Preferred Stock and (ii) exercise of any Warrants.

            "Warrants" shall mean warrants issued by the Company in connection with the issuance and redemption of the Series T Preferred Stock.

      2. Designation and Number. The designation of the shares of Preferred Stock authorized by these resolutions shall be "Series T Convertible Preferred Stock" (the "Series T Preferred Stock"). The authorized number of shares constituting the Series T Preferred Stock shall be Three Hundred (300) shares and each share of Series T Preferred Stock shall rank equally in all respects.

      3. Dividends. The Series T Preferred Stock shall accrue dividends at a rate of ten percent (10%) per annum on the Designated Price. Dividends on the Series T Preferred Stock shall accumulate and accrue from the date of its original issue and shall accrue from day to day thereafter, whether or not earned or declared. Dividends shall be payable, quarterly, in that number of shares of Common Stock purchasable by the dollar amount of the dividend described above, at the Dividend Stock Price as of the date such dividend is paid. Dividends on the Series T Preferred Stock for any quarterly period shall be declared by the Company and paid on the fifteenth (15th) day following the end of such quarter. If the Company is prohibited from paying any dividends, or otherwise fails to pay such dividends, for any quarterly period, the dividends shall be deemed to have accrued on such Series T Preferred Stock, and shall be capitalized to the Series T Preferred Stock as of the last day of the quarterly period, as if the dividend rate had been 12% per annum for such quarterly period, and the Designated Price for each share of Series T Preferred Stock shall be deemed to have been increased by the amount of such capitalized dividends. For as long as any Series T Preferred Stock is outstanding, the Company shall pay no dividends on Junior Stock, other than in shares of Junior Stock, without having first obtained the consent of the holder or holders of a majority of the Series T Preferred Stock then outstanding.

      4. Liquidation Rights of Series T Preferred Stock. In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of the Series T Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders, whether such assets are capital, surplus, or earnings, before any payment or declaration and setting apart for payment of any amount shall be made in respect of any Junior Stock, an amount equal to the Designated Price; provided, however, that upon the occurrence of any of the events described in (i), (ii) and (iii) below, the holders of the Series T Preferred Stock shall be entitled to an amount equal to the Redemption Price and not to the Designated Price. If upon any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, the assets to be distributed to the holders of the Series T Preferred Stock shall be insufficient to permit the payment to such stockholders of the full preferential amounts aforesaid, then all of the assets of the Company to be distributed shall be distributed ratably to the holders of the Series T Preferred Stock and to any holders of any series of Preferred Stock that ranks pari passu with the Series T Preferred Stock, on the basis of the liquidation value of the shares of Preferred Stock held. The Company shall promptly mail written notice of such liquidation, dissolution or winding up (with a copy sent by facsimile), but in any event such notice shall be given at least thirty (30) days prior to the effective date stated therein, but in any event not prior to the public announcement thereof, to each record holder of the Series T Preferred Stock. If the Company determines to effect a liquidation, dissolution or winding up of the Company, then, notwithstanding the limitations set forth in Paragraph 13 hereof, the Series T Preferred Stock shall thereupon, at the option of a holder thereof, be convertible in full, if so permitted by applicable law and if not otherwise in violation of an agreement to which the Company is a party or of the Company's Certificate of Incorporation or By-Laws. For purposes of this paragraph, (i) a sale or other disposition of all or substantially all of the assets of the Company, (ii) a consolidation or merger of the Company with or into any other corporation or other entity or person (whether or not the Company is the surviving corporation, but other than a merger or consolidation whereby the stockholders of the Company immediately preceding the merger or consolidation continue to own greater than fifty percent (50%) of the voting securities of the entity surviving such merger or consolidation), (iii) any person or any "group" (as such term is used in such Section 13(d) of the Securities Exchange Act of 1934, as amended) becomes the beneficial owner of in excess of fifty percent (50%) of the voting power of the Company's (or any successor entity's) capital stock (each of (i) through (iii), a "Disposition Transaction"), shall, at the option of each holder of Series T Preferred Stock, be deemed to be a liquidation, dissolution or winding up of the Company with respect to the shares of Series T Preferred Stock held by such holder.

      5. Voting Rights. The holders of the Series T Preferred Stock will not have any voting rights except as set forth below or as otherwise from time to time required by law.

      The affirmative approval (by vote or written consent as permitted by applicable law) of the holders of at least 66 2/3% of the outstanding shares of the Series T Preferred Stock, voting separately as a class, will be required for
(i) any amendment, alteration or repeal of the Company's Certificate of Incorporation (including any Certificate of Designation, Rights and Preferences for any other series of Preferred Stock) if the amendment, alteration or repeal adversely affects the powers, preferences or rights of the Series T Preferred Stock (including, without limitation, by creating any class or series of equity securities having a preference over the Series T Preferred Stock with respect to dividends, redemption, distribution upon liquidation or in any other respect); or (ii) any amendment to or waiver of the terms of the Series T Preferred Stock or this Certificate of Designation, provided, however, that no such approval shall be required for the authorization, creation or issuance of any shares of any additional series of Preferred Stock ranking pari passu to or which do not have any preference over the Series T Preferred Stock in respect of dividends, redemption or distribution upon liquidation. No approval of the holders of Series T Preferred Stock shall be required for the Company to effect a Disposition Transaction.

      To the extent that under applicable law the approval of the holders of the Series T Preferred Stock, voting separately as a class is required to authorize a given action of the Company, the affirmative approval (by vote or written consent as permitted by applicable law) of the holders of a majority of the outstanding shares of the Series T Preferred Stock shall constitute the approval of such action by the class. To the extent that under applicable law the holders of the Series T Preferred Stock are entitled to vote on a matter with holders of the Common Stock, voting together as one class, each share of Series T Preferred Stock shall be entitled to that number of votes as shall be equal to the number of shares of Underlying Stock into which such shares could have been converted on the record date for any meeting of stockholders or on the date of any written consent of stockholders, as applicable. Holders of the Series T Preferred Stock shall be entitled to notice of all shareholder meetings or written consents (whether or not they are entitled to vote thereat), which notice will be provided pursuant to the Company's by-laws and applicable statutes.

      6. Conversion. The holders of Series T Preferred Stock shall have the following conversion rights.

            (a) Holder's Right to Convert. Subject to the restrictions set forth in Paragraphs 13 and 14(e) of this Certificate, each share of Series T Preferred Stock shall be convertible in whole or in part and from time to time, at the option of the holder thereof, into fully paid and nonassessable shares of Common Stock.

            (b) Mandatory Conversion. Subject to the provisions of Paragraph 13(d) hereof, on the fifth anniversary of its issuance (the "Mandatory Conversion Date"), each and every share of Series T Preferred Stock shall be converted into the number of fully paid and nonassessable shares of Common Stock which may be purchased at the Conversion Date Market Price by dividing an amount equal to the Designated Price by such price without any action required to be taken by the holder thereof, and a Conversion Notice shall be deemed to be given by the holder of each share of Series T Preferred Stock on that date; provided, however, that no such mandatory conversion shall occur if, as of the Mandatory Conversion Date, the Company is (i) insolvent, (ii) in bankruptcy proceedings or
(iii) in material breach of any of the terms of this Certificate or of the Conversion and Exchange Agreement or the Registration Rights Agreement.

            (c) Conversion Price for Holder of Converted Shares. Each share of the Series

T Preferred Stock that is converted into shares of Common Stock shall be convertible into the number of shares of Common Stock which may be purchased by the Designated Price of such share of Series T Preferred Stock at the Conversion Date Market Price. The number of shares of Common Stock into which each share of Series T Preferred Stock may be converted pursuant to this paragraph is hereafter referred to as the "Conversion Rate."

            (d) Mechanics of Conversion. Unless conversion is mandatory in accordance with Paragraph 6(b) hereof, in order to convert any or all shares of Series T Preferred Stock into full shares of Common Stock, the holder shall surrender the certificate or certificates therefor, duly endorsed, by either overnight courier or two-day courier, to the principal office of the Company or of any transfer agent for the Series T Preferred Stock, and shall give written notice (the "Conversion Notice"), and, if an Election has been made by such holder, such notice shall include the holder's summary of its trades on the relevant date utilized to determine the Average Stock Price with respect to such conversion, its calculation of the Conversion Rate and the number of shares of Common Stock issuable upon such conversion, by facsimile (with the original of such notice forwarded with the foregoing courier) to the Company at such office, that he elects to convert the number of shares specified therein, which such notice and election shall be irrevocable by the holder; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of the Common Stock issuable upon such conversion unless either the certificates evidencing the shares of Series T Preferred Stock are delivered to the Company or its transfer agent as provided above, or the holder notifies the Company that such certificates have been lost, stolen or destroyed and promptly executes an agreement reasonably satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates.

            Immediately upon receipt of the Conversion  Notice the Company shall verify the holder's calculation of the Conversion Rate as calculated by the holder or, if the Company disagrees with the holder's calculation of the Conversion Rate, deliver by facsimile the Company's calculation of the Conversion Rate. The Company shall use its best efforts to issue and deliver as soon as possible, and in any event within two (2) business days after delivery to the Company of certificates of the Series T Preferred Stock to be converted or after receipt of such agreement and indemnification, to such holder of Series T Preferred Stock at the address of the holder on the stock books of the Company, or to its designee, a certificate or certificates for the number of shares of Common Stock to which he shall be entitled as aforesaid, together with a certificate or certificates for the number of Series T Preferred Stock not submitted for conversion. The date on which the Conversion Notice is given (the "Holder Conversion Date") shall be deemed to be the date the Company received by facsimile the Conversion Notice, provided that the original shares of Series T Preferred Stock to be converted, or the aforesaid notice of lost, stolen or destroyed certificates, are received by the Company or any transfer agent for the Series T Preferred Stock within five (5) business days thereafter, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date. If the aforesaid notice of lost, stolen or destroyed certificates is not received by the Company or any transfer agent for the Series T Preferred Stock within five (5) business days after the Holder Conversion Date, the Conversion Notice shall become null and void.

In lieu of delivering physical certificates representing the Common Stock issuable upon conversion, provided the Company's transfer agent is participating in the Depository Trust Company ("DTC") Fast Automated Securities Transfer program, upon request of the Subscriber and so long as the certificates therefor do not bear a legend and the holder thereof is not obligated to return such certificate for the placement of a legend thereon, the Company shall use its best efforts to cause its transfer agent to electronically transmit the Common Stock issuable upon conversion to the Subscriber by crediting the account of Holder's prime broker or nominee with DTC through its Deposit Withdrawal Agent Commission ("DWAC") system.

            (e) Issue and Franchise Taxes.The Company shall be, and the holders of Series T Preferred Stock shall not be, liable for any and all issue and franchise taxes payable in respect of issuance and delivery of Common Stock as contemplated by this Certificate.

      7. Adjustments; Reorganizations.

            (a) Intentionally Omitted

            (b) Adjustment for Stock Splits and Combinations; Adjustment for Certain Dividends and Distributions; If the Company at any time or from time to time after the Closing Date, during the period running from a Holder Conversion Date up to and including the day on which the conversion has been effected, effects a subdivision or combination of the outstanding Common Stock, the shares of Common Stock issuable upon the conversion and the Conversion Date Market Price in effect shall be proportionately adjusted to reflect the split or reverse split, as the case may be. Any adjustment under this Paragraph 7(b) shall become effective at the close of business on the date the subdivision or combination becomes effective.

            (c) Intentionally Omitted

            (d) Adjustment for Reclassification, Exchange and Substitution. In the event that at any time or from the time to time after the Closing Date, the Common Stock issuable upon the conversion of the Series T Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend or reorganization provided for elsewhere in this Paragraph 7), then and in each such event each holder of Series T Preferred Stock shall have the right thereafter to convert such stock into the kind of stock receivable upon such recapitalization, reclassification or other change by holders of shares of Common Stock, all subject to further adjustment as provided herein. In such event, it shall be a condition precedent to any such transactions that the formula set forth herein for conversion shall be equitably adjusted in a manner reasonably acceptable to the holders of Series T Preferred Stock to reflect such change in number of shares or, if shares of a new class of stock are issued to reflect the market price of the class of classes of stock (applying the same factors used in determining the Market Price for Shares of Common Stock) issued in connection with the above described transaction.

            (e) Reorganization. If at any time or from time to time after the Closing Date there is a capital reorganization of the Common Stock (other than a recapitalization, subdivision, combination, reclassification, or exchange of shares provided for elsewhere in this Paragraph 7), then as a part of such reorganization, provision shall be made so that the holders of the Series T Preferred Stock shall thereafter be entitled to receive upon conversion of the Series T Preferred Stock the number of shares of stock or other securities or property to which a holder of the number of shares of common stock deliverable upon conversion would have been entitled on such capital reorganization. In any such case, it shall be a condition precedent to any such transactions that appropriate adjustment be made in the application of the provisions of this Paragraph 7 with respect to the rights of the holders of the Series T Preferred Stock after the reorganization to the end that the provisions of this Paragraph 7 (including adjustment of the number of shares issuable upon conversion of the Series T Preferred stock) shall be applicable after that event and be as nearly equivalent as may be practicable, including, by way of illustration and not limitation, by equitably adjusting in a manner reasonably acceptable to the holders of the Series T Preferred Stock the formula set forth herein for conversion to reflect the market price of the securities or property (applying the same factors used in determining the Market Price for Shares of Common Stock) issued in connection with the above described transaction.

            (f) Election. If the Company (i) on or prior to July 14, 1998, institutes bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for relief under any bankruptcy law or any law for the relief for debtors, or (ii) fails to file the Form 8-K or Form 10-Q (each as defined in the Conversion and Exchange Agreement) in the time period provided for in
Section 4.4 of the Conversion and Exchange Agreement, each holder of Series T Stock shall have the right, exercisable for thirty days after the happening of such event, by providing the Company with written notice to make an election (the "Election").

      8. Fractional Shares. No fractional shares of Common Stock or scrip representing fractional shares of Common Stock shall be issuable hereunder. The number of shares of Common Stock that are issuable upon any conversion shall be rounded up or down to the nearest whole share.

      9. Reservation of Stock Issuable Upon Conversion.

            (a) Reservation Requirement. The holder hereof acknowledges that the Company does not, as of the date of issuance hereof, have authorized but unissued and unreserved shares of Common Stock necessary to effectuate the conversion hereof. Accordingly, the Company will use commercially reasonable efforts to, as promptly as practicable, submit to the Company's shareholders a proposal to increase the number of authorized and unissued shares of Common Stock and/or take such other as is necessary in order that, following any approval thereof, the Company has a sufficient number of authorized and unissued shares of Common Stock in order that the Company may effect a conversion of the Series T Stock. Thereafter, at all times while any shares of Series T Preferred Stock are outstanding, the Company shall reserve and keep available, free of preemptive rights, and subject to such legal limits and rules of exchanges on which the Common Stock may be traded, no less than one hundred five percent (105%) and, after an Election is made, no less than two hundred percent (200%) with respect to the shares of Preferred Stock for which an Election has been made, of that number of shares of Common Stock for which such outstanding shares of Series T Preferred Stock are then convertible, as equitably adjusted pursuant to any stock splits, split ups, recapitalization or reorganization of shares of Common Stock.

            (b) Default; Cure. If the Company does not have a sufficient number of shares of Common Stock authorized, reserved or otherwise available to satisfy the Company's obligations to a holder of Series T Preferred Stock, after the date on which the Company's stockholders approve the matters set forth in the second sentence of Article 9(a), if so approved, upon receipt of a Conversion Notice and/or holders of Warrants upon exercise thereof, or if the Company is otherwise prohibited by applicable law or by the rules or regulations of any stock exchange, interdealer quotation system or other self-regulatory organization with jurisdiction over the Company or its securities from issuing all of the Common Stock which is to be issued upon receipt of a Conversion Notice (each, a "Conversion Default"), each holder of the Series T Preferred Stock shall have the right to require the Company, if the Company is so permitted by applicable law and if not otherwise in violation of any agreement to which the Company is a party as of the date hereof or of the Company's Certificate of Incorporation or By-Laws, to redeem such holder's pro rata portion of the Series T Preferred Stock which the Company is then able to redeem, and to implement the cure procedures set forth in Paragraph 15(c) hereof.

      10. No Reissuance of Series T Preferred Stock. No share or shares of Series T Preferred Stock acquired by the Company by reason of redemption, purchase, conversion or otherwise shall be reissued as Series T Preferred Stock, and all such shares shall be retired and shall return to the status of authorized, unissued and retired and undesignated shares of Preferred Stock. No shares of Series T Preferred Stock shall be authorized or issued after the date of the initial issuance of shares of Series T Preferred Stock pursuant to the Conversion and Exchange Agreement without the consent of at least 66 2/3% in interest of the holders of Series T Preferred Stock outstanding immediately prior thereto.

      11. No Impairment. The Company shall not intentionally take any action which would impair the rights and privileges of the shares of Series T Preferred Stock set forth herein.

      12. Holder's Rights if Shares are Delisted or if Trading in Common Stock is Suspended. In the event that at any time on or after the date the Company receives Stockholder Approval, if so received, and prior to the fifth anniversary of the Closing Date, trading in the shares of the Company's Common Stock is suspended on the principal market or exchange for such shares (which market or exchange shall be either the Nasdaq National Market, the Nasdaq SmallCap Market. the American Stock Exchange or the New York Stock Exchange), for a period of ten (10) consecutive trading days, other than as a result of the suspension of trading in securities in general, or if such shares are delisted, then, at the holder's option, the Company, if so permitted by applicable law and if not otherwise in violation of an agreement to which the Company is a party or of the Company's Certificate of Incorporation or By-Laws, shall redeem such holder's shares of Series T Preferred Stock at the Redemption Price determined as set forth in Paragraph 14(b) hereof.

      13. Limitations on Holder's Right to Convert.

            (a) Minimum Conversion. Holders of Series T Preferred Stock may in no event convert less than one (1) share of Preferred Stock pursuant to a single Conversion Notice; provided, however, that during a Conversion Restriction Period no such minimum shall apply; provided, however, a Holder shall be permitted to convert a fraction of a share of Series T Preferred Stock if such Holder converts at least one share of Series T Preferred Stock.

            (b) Stockholder Approval. Notwithstanding anything to the contrary contained herein, holders of Series T Preferred Stock may not convert Series T Preferred Stock into shares of Common Stock until after that date on which the Company's shareholders approve, by the requisite number of votes, a proposal to increase the number of authorized and unissued shares of Common Stock and/or take such other action as is necessary in order that, following any approval thereof, the Company has a sufficient number of authorized and unissued shares of Common Stock in order that the Company may effect a conversion of the Series T Stock

            (c) Market Stand-Off. Each holder of Series T Preferred Stock, if so requested by the Company in connection with a firmly underwritten public offering of Common Stock managed by an Approved Underwriter pursuant to an effective registration statement, shall not convert any Series T Preferred Stock for sixty (60) days commencing upon the date specified by the Company (the "Stand-Off Period"), which shall not be earlier than the date the registration statement is filed, but in no event sooner than five (5) trading days after such holder's receipt of the Company's request; provided, however, that:

                  (i) the Company may only request, and the holders of Series T Preferred Stock shall only be subject to, one (1) Stand-Off Period during the twenty-four (24) month period immediately following the Closing Date and one (1) Stand-Off Period thereafter (provided that, if the Stand-Off Period terminates pursuant to clause (ii) below on any one occasion with respect to the twenty-four (24) month period referred to above or on any separate occasion with respect to the remaining period thereafter, the Company may request and the holders will be subject to a Stand-Off Period on one additional occasion during such period); provided, however, the Company and the Approved Underwriter must reasonably believe that such public offering is likely to provide the Company with and the preliminary prospects relating to such public offering must show gross proceeds of not less than $50,000,000 (the "Offering Size Condition"); provided, further, however, that the Offering Size Condition shall not apply to a holder who makes an Election;

                  (ii) the Market Stand-Off shall immediately terminate if the registration statement for the underwritten public offering is not declared effective on or before the forty-fifth (45th) business day after the Company's requested commencement date of the Stand-Off Period; and

                  (iii) the Mandatory Conversion Date shall be automatically extended by the aggregate number of days for which the restrictions imposed by the Stand-Off Period shall be effective.

            (d) Notwithstanding anything to the contrary contained herein, each Conversion Notice shall contain a representation that, after giving effect to the shares of the Company's Common Stock to be issued pursuant to such
Conversion Notice, the total number of shares of the Company's Common Stock deemed beneficially owned by the holder thereof, together with all shares of the Company's Common Stock deemed beneficially owned by such holder's "affiliates" as defined in Rule 144 promulgated under the Securities Act of 1933, as amended, (exclusive of shares issuable upon conversion of the unconverted portion of the Shares of Series T Preferred Stock or the unexercised or unconverted portion of any other securities of the Company subject to a limitation on conversion or exercise analogous to the limitations contained herein) will not result in beneficial ownership by the holder and its affiliates of more than 4.9% of the outstanding shares of Common Stock. For purposes of this subparagraph, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulation 13 D-G thereunder, except as otherwise provided above. Any Conversion Notice which does not contain such a representation shall be ineffective. The restriction contained in this
Section 13(d) may be waived by each holder, with respect to such holder only, upon sixty-one (61) days advanced written notice to the Company.

      14. Intentionally Omitted.

      15. Mechanics of Redemption.

            (a) Upon any redemption of Series T Preferred Stock, written notice shall be given to the Company or the holders of the Series T Preferred Stock, as applicable, for shares to be purchased or redeemed at least twenty (20) business days prior to the date fixed for redemption. The notice shall be addressed to the Company if applicable, or to each such holder at the address of such holder appearing on the books of the Company, or given by such holder to the Company for the purpose of notice, or, if no such address appears or is so given, at the last known address of such holder. Such notice shall specify the date fixed for redemption, shall state that shares of Series T

Preferred Stock outstanding are to be redeemed and the number of shares of Series T Preferred Stock to be so redeemed, and shall call upon the holder to surrender on said date, at the place designated in the notice, the certificate or certificates representing the shares to be redeemed (in the case of redemptions pursuant to Section 14(d) hereof) on the date fixed for redemption stated in such notice. The Company shall only deliver notice of a redemption to the holders of Series T Preferred Stock if the Company, acting in good faith, reasonably believes that it will have an amount of funds equal to the aggregate Redemption Price payable in connection with such a redemption available for the payment of such aggregate Redemption Price on the date fixed for such redemption. Unless such person shall elect to convert some or all of the same into Common Stock in accordance with Section 6 hereof, each holder of shares of Series T Preferred Stock called for such redemption shall surrender the certificate or certificates evidencing such shares at the place designated in such notice and shall thereupon be entitled to receive payment of the Redemption Price on the date fixed for redemption with respect to all unconverted shares.

            (b) If, on or prior to any date fixed for  redemption,  the  Company deposits, with any bank or trust company in the State of New Jersey or in the State of New York, as a trust fund, a sum (and duly executed warrants) sufficient to redeem all shares of Series T Preferred Stock called for redemption which have not theretofore been surrendered for conversion, with irrevocable instructions and authority to the bank or trust company to pay and deliver, on or after the date fixed for redemption, the Redemption Price of the shares to their respective holders upon the surrender of their share certificates, then from and after the date of redemption the shares to be redeemed shall be redeemed and dividends and other distributions on those shares shall cease to accrue after the date such shares were called for redemption. The deposit shall constitute full payment for the shares of Series T Preferred Stock to their holders and from and after the date of the deposit the shares of Series T Preferred Stock shall no longer be outstanding, and the holders thereof shall cease to be shareholders with respect to such shares, and shall have no rights with respect thereto except the right to receive from the bank or trust company payment of the Redemption Price of the shares without interest upon surrender of their certificates therefor and the right to receive from the Company any accrued dividends thereon through the date such shares were called for redemption. Any interest accrued on any fund so deposited shall be the property of, and paid to, the Company.

            (c) The Company may cure the Conversion Default by either (i) promptly, and in no event later than ten (10) business days after the Conversion Default occurs, obtaining those consents of shareholders, note holders and others, if any, as shall be required in order to effect the balance of the conversion or redemption, as the case may be; or (ii) redeem not later than twenty (20) business days after the Conversion Default, the excess shares of Series T Preferred Stock and/or Warrants by paying the holders (A) cash per share in an amount equal to one hundred ten percent (110%) of the Market Price for Shares of Common Stock as of the Holder Conversion Date, on an as converted basis and (B) Warrants in substantially the form attached hereto as Exhibit A, for the purchase of an aggregate of 2,500 shares of Common Stock for each share of Series T Preferred Stock redeemed (subject to adjustment for any stock splits, split ups, stock dividends, recapitalization or other reorganizations occurring after the Closing Date in accordance with the mechanisms set forth in
Section 5 (a), (b), (d) or (e) of the form of Warrant attached hereto as

Exhibit A) at an exercise price per share equal to 130% of the Market Price for shares of Common Stock as of the date of redemption; or (iii) the Company may, not later than twenty (20) business days after the Conversion Default, issue to the relevant holders of excess shares of Series T Preferred Stock and/or Warrants such other securities of the Company, in exchange therefor, in such quantities, at such prices and subject to such terms and conditions as may be necessary in order to generate a value per share, in respect of the excess shares of Series T Preferred Stock and/or Warrants, as the case may be, before taxes equal to (A) one hundred ten percent (110%) of the Market Price for Shares of Common Stock as of the Holder Conversion Date, on an as converted basis and
(B) Warrants in substantially the form attached hereto as Exhibit A, for the purchase of an aggregate of 2,500 shares of Common Stock for each share of Series T Preferred Stock redeemed (subject to adjustment for any stock splits, split ups, stock dividends, recapitalization or other reorganizations occurring after the Closing Date in accordance with the mechanisms set forth in Section 5
(a), (b), (d) or (e) of the form of Warrant attached hereto as Exhibit A) at an exercise price per share equal to 130% of the Market Price for shares of Common Stock as of the date of redemption. That value shall be established by taking the average of the valuations of those securities provided by three of the Approved Underwriters, one of whom shall have been selected by the relevant holder, one of whom shall have been selected by the Company and the third of whom will be selected by the first two Approved Underwriters.

            (d) Upon any redemption of Series T Preferred Stock in accordance with the foregoing, all of such shares of Series T Preferred Stock shall be canceled and shall revert to the status of authorized and unissued shares of Preferred Stock.

      16. Transfer Restrictions. Shares of Series T Preferred Stock may not be sold or otherwise transferred to a competitor of the Company engaged in, or to the knowledge of the holder thereof, planning to engage in the business of providing wireless voice or data communications services to mobile customers or of providing equipment in connection therewith.

      17. Withholding Taxes. Notwithstanding anything herein, the Company may condition the making of any distribution (as such term is defined under applicable tax law) in respect of any share of Series T Preferred Stock on the holder of such share of Series T Preferred Stock depositing with the Company an amount of cash sufficient to enable the Company to satisfy its withholding tax obligations (the "Withholding Tax") with respect to such distribution. For the avoidance of doubt, the Company shall not be required to redeem any Series T Preferred Stock, and no dividends shall be capitalized as part of the Designated Price of any share of Series T Preferred Stock, as a result of the Company's failure to make a distribution because of a holder's failure to deliver the proper Withholding Tax with respect to any distribution.

      18. Consent for Distributions and Redemptions. For so long as the Subscribers and their Permitted Assignees (as such terms are defined in that certain Subscription Agreement dated as of June 14, 1996 by and among the Company, Renaissance Fund LDC ("Renaissance") and the other signatories thereto) own shares of the Company's Series N Cumulative Convertible Preferred Stock (the "Series N Preferred Stock") having an aggregate stated value of at least $25,000,000, the

Company must obtain Renaissance's consent prior to the declaration or payment of any dividend on the Series T Preferred Stock, or any redemption of Series T Preferred Stock for, cash or securities of the Company which rank senior to or on parity with the Series N Preferred Stock. Notwithstanding anything in this Certificate to the contrary, the Company shall not redeem any Series T Preferred Stock for cash upon the occurrence of a Disposition Transaction, a Conversion Default or the occurrence of an event described in Section 12 of this
Certificate prior to any required purchase or payment of the Company's 15% Senior Secured Discount Notes due 2005 (the "1995 Notes") pursuant to Section
4.11 or Article Six of the Indenture dated as of June 30 1995 governing such 1995 Notes.

      IN WITNESS WHEREOF the undersigned have executed this Certificate of Designation of Preferences at the City of Montvale, State of New Jersey, on this 15th day of May, 1998.

/s/ Anne E. Eisele                                   /s/ Robert Vecsler
---------------------                                ---------------------------
Chief Financial Officer                              Secretary


     The undersigned declare under the penalty of perjury that the matters set forth in the foregoing Certificate are true of their own knowledge. Executed at Montvale, New Jersey, on the 15th day of May, 1998.

/s/ Anne E. Eisele                                   /s/ Robert Vecsler
----------------------                               ---------------------------
Chief Financial Officer                              Secretary